EXHIBIT 12

Weyerhaeuser Company and Subsidiaries
Computation of Ratios of Earnings to Fixed Charges
(Dollar amounts in thousands)

	Thirty-nine weeks ended
	Sept. 26,	Sept. 28,
	2004	2003
Available earnings:
Earnings before interest expense, amortization of debt expense, income taxes and cumulative effect of a change in accounting principle	$2,282,640	$957,427
Add interest portion of rental expense	44,972	44,171
Deduct undistributed earnings of equity affiliates	(20,194)	(14,303)

Available earnings before cumulative effect of a change in accounting principle	$2,307,418	$987,295

Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries excluding Weyerhaeuser Real Estate Company and other related subsidiaries	$585,454	$601,833
Weyerhaeuser Real Estate Company and other related subsidiaries	43,834	39,978

Subtotal	629,288	641,811
Less intercompany interest	(506)	34

Total interest expense incurred	628,782	641,845
Amortization of debt expense	11,836	10,783
Interest portion of rental expense	44,972	44,171

Total fixed charges	$685,590	$696,799

Ratio of earnings to fixed charges	3.37	1.42

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries
Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries
Computation of Ratios of Earnings to Fixed Charges
(Dollar amounts in thousands)

	Thirty-nine weeks ended
	Sept. 26,	Sept. 28,
	2004	2003
Available earnings:
Earnings before interest expense, amortization of debt expense, income taxes and cumulative effect of a change in accounting principle	$2,234,928	$896,399
Add interest portion of rental expense	41,067	41,070
Add distributed earnings (deduct undistributed earnings) of equity affiliates	3,647	(6,963)
Deduct undistributed earnings before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	(393,115)	(283,113)

Available earnings before cumulative effect of a change in accounting principle	$1,886,527	$647,393

Fixed charges:
Interest expense incurred	$585,454	$601,833
Amortization of debt expense	11,836	10,783
Interest portion of rental expense	41,067	41,070

Total fixed charges	$638,357	$653,686

Ratio of earnings to fixed charges	2.96	0.99 (1)

(1)	Fixed charges exceeded available earnings before the cumulative effect of a change in accounting principle of Weyerhaeuser Company with it’s Weyerhaeuser Real Estate Company and other related subsidiaries accounted for on the equity method, but excluding the undistributed earnings of those subsidiaries by approximately $6 million for the thirty-nine weeks ended September 28, 2003.